Exhibit 10.1

Non-Employee Director Form

FuelCell Energy, Inc.

2018 OMNIBuS INCENTIVE PLAN

Restricted Stock Unit Award

Dear ____________,

You have been granted an award (an “Award”) of restricted stock units of FuelCell Energy, Inc., a Delaware corporation (the “Company”), which are subject to the terms of the FuelCell Energy, Inc. 2018 Omnibus Incentive Plan (the “Plan”) and this Restricted Stock Unit Award Agreement (this “Agreement”).  Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan.

Grant Date:	______________, 2018
Number of Restricted Stock Units:	_______________ (the “Restricted Stock Units”)
Vesting Schedule:

Your Restricted Stock Units will vest according to the following schedule, provided that you remain continuously in the service of the Company or an Affiliate through the applicable vesting date:

[insert vesting schedule]

Except as otherwise provided in this Agreement or in the Plan, upon your cessation of services to the Company and its Affiliates prior to the date the Restricted Stock Units are vested (as described above), you will forfeit the unvested Restricted Stock Units.

Change of Control:	Upon a Change of Control, your Restricted Stock Units will be treated in accordance with Section 19 of the Plan.
Settlement:

As soon as practicable after each vesting date (but in no event later than seventy-five (75) days after the vesting date) the Company will settle the Restricted Stock Units by electing either to (i) issue in your name certificate(s) or make an appropriate book entry for a number of Shares equal to the number of Restricted Stock Units that have vested or (ii) deliver an amount of cash equal to the Fair Market Value, determined as of the vesting date, of a number of Shares equal to the number of Restricted Stock Units that have vested.

Rights as Stockholder:	You will not be deemed for any purposes to be a stockholder of the Company with respect to any of the Restricted Stock Units unless and until Shares are issued to you upon settlement of this Award.

Restrictions on Transferability:	Except as provided in the Plan, you may not sell, transfer, assign, pledge, or otherwise alienate this Award, and any attempt to do so shall be null and void.
Tax Withholding:

You understand that you (and not the Company) shall be responsible for your own federal, state, local, or foreign tax liability and any of your other tax consequences that may arise as a result of this Award, and that you should rely solely on the determinations of your tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents with regard to all tax matters.

To the extent that the receipt, vesting or settlement of the Restricted Stock Units, or disposition of any Shares acquired under your Award results in income to you for national, federal, state, local, foreign, or other tax purposes, the Company may deduct (or require an Affiliate to deduct) from any payments of any kind otherwise due to you to satisfy such tax or other withholding obligations. Alternatively, the Company or its Affiliate may require you to pay to the Company or its Affiliate, in cash, promptly on demand, or make other arrangements satisfactory to the Company or its Affiliate regarding the payment of the withholding amount.

Electronic Communications:

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  By accepting this Award, you hereby consent to receive such documents by electronic delivery, and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third-party designated by the Company.  You also agree that all on-line acknowledgements shall have the same force and effect as a written signature.

Miscellaneous:

•     This Award is expressly subject to all the terms and conditions contained in this Agreement and the Plan, and the terms of the Plan are incorporated herein by reference.

•     As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award shall be interpreted by the Administrator and that any interpretation by the Administrator of the terms of this Agreement or the Plan and any determination made by the Administrator pursuant to this Award shall be final, binding and conclusive.

•     Generally, this Agreement can only be modified or amended by a writing signed by both you and the Company.  However, the Administrator may modify or amend this Award in certain circumstances without your consent as permitted by the Plan.

•     The grant of this Award does not provide you with any right to continued service with the Company or any Affiliate.

•     The Restricted Stock Units constitute a mere promise by the Company to make specified payments in the future if such benefits come due under the Award. You will have the status of a general creditor of the Company with respect to any vested Award.

•     By accepting this Award, you agree not to sell any Shares acquired under this Award at a time when applicable laws, Company policies, or an agreement between the Company and its underwriters prohibit a sale.

•     This Award, and any compensation or benefits that you receive as a result of this Award, shall be subject to any clawback or recoupment policy that the Company may adopt from time to time.

The Company has caused this Agreement to be executed by one of its authorized officers and is effective as of the Grant Date.

FuelCell Energy, Inc.

______________________

[Name]

[Title]